NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2012 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 12, 2012) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2012 second quarter operating loss of ($55,000) on total revenue of $12,734,000, as compared to a 2011 second quarter operating loss of ($218,000) on total revenue of $13,700,000. For the 2012 six month period, Griffin reported an operating loss of ($1,330,000) on total revenue of $17,347,000, as compared to an operating loss of ($2,781,000) on total revenue of $18,289,000 for the 2011 six month period. Net income for the 2012 six month period, which includes the operating results and a gain on sale of Griffin’s discontinued operation, was $110,000 as compared to a net loss, including the operating results of the discontinued operation, of ($2,758,000) for the 2011 six month period. Griffin’s discontinued operation reflects a fully-leased 308,000 square foot warehouse building in Manchester, Connecticut (the “Manchester Warehouse”) that was sold in the 2012 first quarter (see below).

Griffin’s 2012 second quarter operating loss was lower than the operating loss incurred in the 2011 second quarter principally due to lower general corporate expense in the 2012 second quarter as compared to the 2011 second quarter. At Griffin Land, Griffin’s real estate business, 2012 second quarter operating results were slightly higher than the 2011 second quarter, as leasing revenue increased slightly in the 2012 second quarter as compared to the 2011 second quarter. Operating results at Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, were slightly lower in the 2012 second quarter as compared to the 2011 second quarter as the effect of lower net sales was essentially offset by improved pricing and lower selling, general and administrative expenses in the 2012 second quarter as compared to the 2011 second quarter.

Griffin’s operating loss in the 2012 six month period was significantly lower than the operating loss incurred by Griffin in the 2011 six month period principally due to higher operating profit at Griffin Land and a lower operating loss at Imperial in the 2012 six month period as compared to the 2011 six month period. The increase in operating profit at Griffin Land in the 2012 six month period as compared to the 2011 six month period was principally due to lower building operating expenses (principally lower snow removal expenses) due mainly to the relatively mild winter weather in the current year as compared to the more severe winter weather in 2011. Rental revenue at Griffin Land was essentially unchanged in the 2012 six month period as compared to the 2011 six month period. However, there has been an increase in market activity by prospective tenants this year, and Griffin Land has leased approximately 32,000 square feet of previously vacant space through the end of the second quarter, although the increase in rental revenue from this leasing activity will not be fully reflected in Griffin Land’s results until the latter part of this year. Subsequent to the end of the second quarter, Griffin Land leased 23,000 square feet of previously vacant space in one of its flex buildings and agreed to lease terms for 127,000 square feet in one of its warehouse buildings in New England Tradeport (“Tradeport”), Griffin Land’s industrial park in Windsor and East Granby, Connecticut. There is no guarantee that a definitive lease agreement with the prospective tenant will be completed under the agreed upon terms, or at all.

Also, as recently announced, subsequent to the end of the 2012 second quarter Griffin Land closed on the sale of approximately 93 acres of undeveloped land in Tradeport for cash consideration of $7.0 million. Griffin expects to record a pretax gain on this transaction of most of the sale proceeds. At closing, the proceeds were placed in escrow for the potential purchase of a replacement property under a Section 1031 like-kind exchange although Griffin has not yet identified a replacement property. If a Section 1031 like-kind exchange transaction is not completed, the escrowed funds will be returned to Griffin.

The lower operating loss incurred by Imperial in the 2012 six month period as compared to the 2011 six month period principally reflects the effect of improved pricing in the current year, the inclusion in the 2011 six month period of a $400,000 charge for inventory losses during last year’s winter storms and lower selling, general and administrative expenses in the 2012 six month period as compared to the 2011 six month period. Partly offsetting these items was the effect of lower net sales in the 2012 six month period as compared to the 2011 six month period and the inclusion in the 2011 six month period of a $200,000 gain on insurance recovery for property damaged as a result of the winter storms in 2011.

Griffin reported a loss from continuing operations of ($412,000) and a basic and diluted loss from continuing operations per share of ($0.08) for the 2012 second quarter as compared to a loss from continuing operations of ($766,000) and a basic and diluted loss from continuing operations per share of ($0.15) for the 2011 second quarter. For the 2012 six month period, Griffin reported a loss from continuing operations of ($1,537,000) and a basic and diluted loss from continuing operations per share of ($0.30), as compared to a loss from continuing operations of ($3,032,000) and a basic and diluted loss from continuing operations per share of ($0.59) for the 2011 six month period.

The decrease in Griffin’s loss from continuing operations in the 2012 second quarter and 2012 six month period versus the comparable 2011 periods reflects the increases in operating results discussed above and lower interest expense in the current year periods. The lower interest expense in the 2012 second quarter and 2012 six month period versus the comparable 2011 periods reflects a portion of Griffin’s interest payments being capitalized in the current year. There was no interest capitalized in 2011. In addition, the 2012 six month period also reflects an increase in investment income of approximately $400,000 over the 2011 six month period due to dividend income from Shemin Nurseries Holding Corp. received in the 2012 first quarter.

In the 2012 six month period, Griffin reported income from its discontinued operation, net of tax, (including the gain on sale) of $1,647,000 and basic and diluted income from discontinued operation per share of $0.32. In the 2011 second quarter and 2011 six month period, Griffin reported income from its discontinued operation, net of tax, of $137,000 and $274,000, respectively, and basic and diluted income from discontinued operation per share of $0.03 and $0.05, respectively. In all periods presented, Griffin’s discontinued operation reflects the results from leasing the Manchester Warehouse that was sold on January 31, 2012 to the tenant in that facility. The sale of the Manchester Warehouse generated net cash proceeds, after expenses, of approximately $15.5 million, and resulted in a pretax gain of approximately $2.9 million, which is reflected in Griffin’s results from its discontinued operation for the 2012 six month period.

Griffin reported a 2012 second quarter net loss of ($412,000) and a basic and diluted net loss per share of ($0.08), as compared to a net loss of ($629,000) and a basic and diluted net loss per share of ($0.12) in the 2011 second quarter. For the six month period, Griffin reported net income of $110,000 and basic and diluted net income per share of $0.02, as compared to a net loss of ($2,758,000) and a basic and diluted net loss per share of ($0.54) in the 2011 six month period.

Griffin operates its real estate business, Griffin Land, and Imperial, its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the leasing of currently vacant space by Griffin Land, completion of definitive lease agreements with prospective tenants, the purchase of a replacement property as part of a Section 1031 like-kind exchange and other statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 3, 2011. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Six Months Ended,
	June 2, 2012		May 28, 2011		June 2, 2012		May 28, 2011
Revenue:
Rental revenue and property sales	$4,476	(2)	$4,438	(2)	$8,889	(2)	$8,844	(2)
Landscape nursery net sales and other revenue	8,258		9,262		8,458		9,445
Total revenue	12,734		13,700		17,347		18,289

Operating profit (loss):
Real estate business	912	(2)	886	(2)	1,640	(2)	940	(2)
Landscape nursery business	36		82	(3)	(607)		(1,120)	(4)
General corporate expense	(1,003)		(1,186)		(2,363)		(2,601)
Total operating profit (loss)	(55)		(218)		(1,330)		(2,781)

Interest expense	(830)	(5)	(1,056)	(5)	(1,705)	(5)	(2,132)	(5)
Investment income	82		80		469		91
Loss before taxes	(803)		(1,194)		(2,566)		(4,822)
Income tax benefit	391		428		1,029		1,790

Loss from continuing operations	(412)		(766)		(1,537)		(3,032)

Discontinued operation, net of tax: (1)
Income from operations, net of tax	-		137		117		274
Gain on sale of warehouse, net of tax	-		-		1,530		-
Total discontinued operation, net of tax	-		137		1,647		274

Net income (loss)	$(412)		$(629)		$110		$(2,758)

Basic net income (loss) per common share:
Loss from continuing operations	$(0.08)		$(0.15)		$(0.30)		$(0.59)
Income from discontinued operation (1)	-		0.03		0.32		0.05
Basic net income (loss) per common share	$(0.08)		$(0.12)		$0.02		$(0.54)

Diluted net income (loss) per common share:
Loss from continuing operations	$(0.08)		$(0.15)		$(0.30)		$(0.59)
Income from discontinued operation (1)	-		0.03		0.32		0.05
Diluted net income (loss) per common share	$(0.08)		$(0.12)		$0.02		$(0.54)

Weighted average common shares outstanding
for computation of basic per share results	5,137		5,128		5,136		5,126

Weighted average common shares outstanding
for computation of diluted per share results	5,137		5,128		5,136		5,126

(1) The discontinued operation reflects the results, net of tax, of Griffin Land's 308,000 square foot warehouse in Manchester, Connecticut that was sold to the tenant in that facility on January 31, 2012.

(2) Other than the sale of the Manchester warehouse, which is reflected as a discontinued operation, there were no property sales by Griffin Land in the 2012 and 2011 six month periods. Operating profit from leasing operations includes depreciation and amortization expense, principally related to real estate properties, of approximately $1.4 million in both the 2012 and 2011 second quarters and approximately $2.8 million and approximately $2.9 million in the 2012 and 2011 six month periods, respectively.

(3) Includes a net credit of approximately $0.2 million, reflecting a credit of approximately $0.3 million to reduce the charge of approximately $0.6 million recorded in the 2011 first quarter for the estimated number of plants that became unsaleable from the collapse during the 2011 winter, due to snow load, of some of the hoop houses in which the plants were stored because the actual number of plants that became unsaleable was lower than the amount estimated at the end of the 2011 first quarter, partially offset by a charge of approximately $0.1 million for certain starter plants that were lost due to a disease issue.

(4) Includes a charge of approximately $0.4 million for plants that became unsalable, reflecting approximately $0.3 million for plants that became unsaleable due to the collapse during the 2011 winter, due to snow load, of some of Imperial's hoop houses in which the plants were stored and approximately $0.1 million for certain starter plants that were lost due to a disease issue. There were no charges recorded for the damaged hoop houses because they were fully depreciated prior to fiscal 2011. The 2011 six month results for Imperial also includes a $0.2 million gain from insurance recovery, reflecting the initial insurance proceeds received for the damaged hoop houses. The claim for the damaged hoop houses was settled in the 2011 fourth quarter when Griffin received additional insurance proceeds of approximately $0.3 million.

(5) Interest expense is primarily for mortgages on Griffin Land's rental properties.